Ex. 10.4

SUBSCRIPTION AGREEMENT

BY AND AMONG

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,

RONALD S. LAUDER

AND

RSL CAPITAL LLC

DATED AS OF APRIL 30, 2012

SUBSCRIPTION AGREEMENT

SUBSCRIPTION     AGREEMENT (this “Agreement”), dated as of April 30, 2012, by and among Ronald S. Lauder, RSL Capital LLC, a New York limited liability company (“Investor”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”).  Capitalized terms used in this Agreement have the meaning set forth in Section 7.1.

RECITALS

WHEREAS, the Company intends to repurchase certain of its outstanding debt (the “Repurchases”) for cash and/or newly issued shares of the Company’s Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), in one or more transactions, which may involve the commencement of a tender offer, privately negotiated transactions, open market repurchases and exchanges of newly issued securities of the Company for outstanding convertible debt securities conducted pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Investor has agreed to purchase from the Company newly issued Class A Common Stock pursuant to this Agreement, the proceeds of which shall be used to fund Repurchases;

WHEREAS, in connection with the contemplated purchase of Class A Common Stock by Investor under this Agreement, the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investments Corporation, Investor and Time Warner Media Holdings B.V. (“TW”) intend to amend the terms of the Investor Rights Agreement;

WHEREAS, TW and the Company have entered into the TW Commitment Agreement, pursuant to which the Company has agreed, among other things, to sell to TW the TW Subscription Shares to fund, in part, Repurchases; and

WHEREAS, in connection with the contemplated purchase of Class A Common Stock by Investor, the RSL Investors (as defined in the Investor Rights Agreement) and the Company shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE OF SHARES

1.1.           Purchase of Shares.  Upon the terms and subject to the conditions set forth herein, Investor hereby subscribes for and agrees to purchase, and the Company agrees to issue and sell to Investor, two million (2,000,000) shares of  Class A Common Stock (the “Shares”) at a price per share of $7.51 (the “RSL Purchase Price”) totaling aggregate proceeds to the Company of $15,020,000 (the “Proceeds”).  The Proceeds shall be paid in full in immediately available funds at the Closing (as defined below).

1.2.           Closing.

(a)           Subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE IV, unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 on the later of (i) the date of the closing of the purchase of the TW Subscription Shares, and (ii) the satisfaction or waiver of the conditions set forth in ARTICLE IV (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such date and time as the parties may agree to in writing (the “Closing Date”).

(b)           On the Closing Date, (a) the Company shall deliver to Investor (i) a certificate representing the Shares to be purchased on such date, registered in Investor’s name and bearing legends substantially in the form set forth herein against payment by or on behalf of Investor of the Proceeds by wire transfer in immediately available funds to the account designated by the Company and shall register Investor in its register of shareholders as the holder of such Shares and (ii) all other documents and certificates required to be delivered to Investor pursuant to Section 4.2; and (b) Investor shall deliver all documents and certificates required to be delivered to the Company pursuant to Section 4.3.

1.3.           Adjustment of the Shares.  The number of Shares to be purchased by Investor at the Closing pursuant to Sections 1.1 and 1.2 and the RSL Purchase Price shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period between the date hereof and the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1.           Representations and Warranties of the Company.  As of the date of this Agreement and the Closing Date, the Company represents and warrants to Investor as follows:

(a)           Organization and Standing.  The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda.  The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company’s Memorandum of Association, as in effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.

(b)           Shares.  When the certificates evidencing the Shares have been delivered to Investor against payment therefor as provided in this Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws, and the rights and restrictions contemplated by the Company Agreements and the Voting Agreement. Assuming the accuracy of all representations and warranties of Investor set forth in Section 2.2, the offer and issuance by the Company of the Shares is exempt from registration under all applicable securities Laws, including the Securities Act and “blue sky” laws.

(c)           Authorization, Execution and Delivery and Enforceability.  The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated hereby and thereby and to issue the Shares in accordance with the terms thereof.  The execution and delivery of the Company Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company, including, without limitation, a special committee of the Company’s board of directors comprised of directors independent from Investor and TW.  Each of the Company Agreements has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(d)           Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 56,892,114 shares are issued and outstanding, (ii) 15,000,000 shares of Class B Common Stock, par value $0.08 per share, of which 7,516,936 shares are issued and outstanding and (iii) 5,000,000 shares of preferred stock, $0.08 par value, of the Company, of which no shares have been designated or are outstanding.  All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements, the TW Agreements and the Investor Rights Agreement, no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board of Directors.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements, the TW Agreements and the TW Registration Rights Agreement, the Company is not a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements and the TW Registration Rights Agreement, no Person has the right to require the Company to register any securities for sale under the Securities Act.

(e)           Subsidiaries.  Except as disclosed in the Company Reports, (i) none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company (other than any such obligation to the Company or any Subsidiary of the Company arising from time to time in connection with any internal restructuring or reorganizations of the Company’s Subsidiaries).

(f)           No Conflicts.  Neither the execution and delivery by the Company of this Agreement, the other Company Agreements and the TW Agreements nor the performance by the Company of any of its obligations under this Agreement, the other Company Agreements and the TW Agreements, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the material broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, or (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (ii), (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.

(g)           Consents and Approvals.  Except for such Consents and Governmental Approvals that have been previously received and the Requisite Vote, no Consent or Governmental Approval is required on the part of the Company or, in the case of Investor, in Bermuda or as a result of the Company being listed on the Prague Stock Exchange or, to the Company's knowledge, pursuant to the European Commission Council Regulation on the control of concentrations between undertakings (the EC Merger Regulation) or any Laws regulating the ownership of broadcasting assets in the Czech Republic, Slovakia, Romania, Croatia, Bulgaria and Slovenia, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(h)           Company Reports.  The Company has timely filed all Company Reports.  As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(i)            Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against Investor for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.

(j)            Regulation D.  Neither the Company nor any Person acting on its behalf has offered to sell, or sold, the Shares by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act).  Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Shares to be integrated with any prior offering by the Company in a manner that could require the registration of the Shares under the Securities Act.

(k)           NASDAQ.  Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in Class A Common Stock has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from the NASDAQ.

(l)            No Litigation.  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Entity or in arbitration now pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person relating to the issuance by the Company of the Shares or the other transactions contemplated by this Agreement, the other Company Agreements or the TW Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)           Compliance with Law.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company represents and warrants that (i) since April 1, 2007, the Company has not, (ii) since the later of April 1, 2007 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries has not, used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization.  No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.  The Company makes no representation in this paragraph with respect to Ronald S. Lauder or the directors of the Company who are RSL Related Persons.

(n)           Opinion of the Company’s Financial Advisor.  A copy of the fairness opinion from J.P. Morgan Limited to the Special Committee of the Company’s Board of Directors is included in the Company’s preliminary proxy statement filed with the SEC on or about the date hereof.

(o)           TW Agreements.  The Company has provided Investor with true and complete copies of the TW Agreements in the forms to be executed and delivered by the parties thereto.

2.2.           Representations and Warranties of Investor.  As of the date of this Agreement and the Closing Date, Investor represents and warrants to the Company as follows:

(a)           Organization and Standing.  Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Investor has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  Ronald S. Lauder beneficially owns all of the equity interests in Investor.

(b)           Authorization, Execution and Delivery and Enforceability.  The execution and delivery by Investor of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor.  Each of the Company Agreements to which it is a party has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)           No Conflicts.  Neither the execution and delivery of the Company Agreements to which it is a party by Investor, nor the performance by Investor of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of  any provision of (i) the governing documents of Investor, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which Investor or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to Investor or to its properties or assets which, in each case, would materially impair or delay the ability of Investor to consummate the transactions contemplated in the Company Agreements to which it is a party.

(d)           Financial Capability.  At the Closing Date, Investor will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(e)           Consents and Approvals.  Except for (i) an amendment to its Schedule 13D and a Form 4, (ii) any Consents and Governmental Approvals that may be necessary pursuant to Bermuda law and (iii) the Consents and Governmental Approvals that have previously been received, no Consent or Governmental Approval is required on the part of Investor or its Affiliates in the United States in connection with the execution and delivery of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.  Except as publicly disclosed, none of Investor or any of its Affiliates is a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.

(f)            Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Investor.

(g)           Purchase for Investment.  Investor acknowledges its understanding that the offering and sale of the Shares to be purchased pursuant hereto by Investor are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of Investor’s representations and warranties contained herein and Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Shares in accordance with the terms and provisions of this Agreement.  In furtherance thereof, Investor represents and warrants to the Company that:

(i)            Investor is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to the Closing Date, Investor will immediately inform the Company of such change;

(ii)           Investor (A) has the financial ability to bear the economic risk of its investment in the Shares to be purchased pursuant hereto, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Shares as an investment for itself; and

(iii)          Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Shares to be purchased by Investor and other matters pertaining to an investment in the Shares, in order for Investor to evaluate the merits and risks of an investment in the Shares to be purchased by Investor to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(h)           No Registration.  Investor has been advised that the Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or blue sky laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available.  Investor is purchasing the Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof.  In making the foregoing representations, Investor is aware that it must bear, and represents that Investor is able to bear, the economic risk of such investment for an indefinite period of time.

(i)            Restrictions on Shares.  Investor is aware of and familiar with the restrictions imposed on the transfer of any Shares, including, without limitation, the restrictions contained herein or in the Company’s Bye-laws and the Company Agreements.

(j)            Irrevocable Proxy.  Ronald S. Lauder, on behalf of TW and his Affiliates who own voting securities of the Company, has executed and delivered, and has caused to be executed and delivered, to the Company an irrevocable proxy substantially in the form of Exhibit B hereto (the “Irrevocable Proxy”) in respect of all voting securities of the Company, including Class B Common Stock, held by each of RAJ Family Partners, L.P., RSL Investments Corporation, and Ronald S. Lauder, and the 4,500,000 shares of Class B Common Stock held by an Affiliate of TW and 14,500,000 shares of Class A Common Stock held by TW, and a voting instruction letter in respect of 3,122,364 shares of Class A Common Stock held by TW, to vote at the Company’s General Meeting for proposals for (a) the amendment of the Company’s Bye-laws to increase the authorized share capital of the Company from $9.6 million to $17.6 million by increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 200,000,000 shares, (b) the issuance of shares of Class A Common Stock in connection with this Agreement, the TW Commitment Agreement, the Investor Rights Amendment and the TW Side Letter, (c) the approval of an employee stock option exchange program, (d) the adoption of amendments to the Company’s Amended and Restated Stock Incentive Plan and (e) the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2012 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

ARTICLE III
COVENANTS

3.1.           Restrictive Legends.

(a)           Investor acknowledges and agrees that the Shares and any securities issued or issuable with respect to such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend and without cost to the holder of any such Shares upon which it is stamped, if such Shares are registered for sale under an effective registration statement filed under the Securities Act or if such Shares are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.

(b)           The Shares and any securities issued or issuable with respect to such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear a restrictive legend in substantially the following form until the earlier of (i) such time as Investor Rights Agreement shall have been terminated or (ii) such time as such Shares (or the holder thereof) shall no longer be subject to the terms of Investor Rights Agreement (at which time such legend shall be removed and the Company shall issue a certificate without such legend and without cost to the holder of any such Shares upon which it is stamped):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF MAY 18, 2009, BY AND AMONG THE COMPANY AND CERTAIN OF THE SHAREHOLDERS OF THE COMPANY, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

3.2.           Consents and Approvals.

(a)           From and after the date hereof, the Company shall use commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by the Company Agreements.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.

(b)           From and after the date hereof, Investor shall use commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of Investor in connection with the transactions contemplated by the Company Agreements to which it is a party.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of Investor shall be paid by Investor, except as provided in Section 7.9.

3.3.           Securities Laws.  The Company shall timely make all filings and reports relating to the offer and sale of the Shares required under applicable securities Laws, including any “blue sky” laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

3.4.           Use of Proceeds.  The proceeds received by the Company from the issuance and sale of the Shares shall be used by the Company to fund the Repurchases.

3.5.           TW Agreement.  The Company has provided Investor with true and complete copies of the TW Commitment Agreement and TW Loan Agreement in the forms to be executed and delivered by the parties thereto.

3.6.           Irrevocable Proxy.  None of Ronald S. Lauder or any of his Affiliates shall execute any proxy after the date hereof relating to the matters covered by the Irrevocable Proxy or take any other action that would result in the revocation of the Irrevocable Proxy.  On behalf of himself and his Affiliates, Ronald S. Lauder hereby acknowledges and agrees that TW shall be deemed a third-party beneficiary of, and shall be entitled to enforce, this covenant.

3.7.           Public Announcements.  The Company agrees to provide to Investor a copy of any public release or announcement concerning this Agreement or the transactions contemplated hereby, within a reasonable time for Investor to review such public release or announcement prior to the issuance thereof.

ARTICLE IV
CONDITIONS TO THE CLOSING

4.1.           Conditions to the Obligations of the Company and Investor.  On or prior to the Closing Date, the obligations of the Company and Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver of the following conditions:

(a)           No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(b)           Consents and Governmental Approvals.  The parties shall have received all necessary Consents and Governmental Approvals.

(c)           Shareholder Approval.  The Requisite Vote shall have been obtained.

4.2.           Conditions to the Obligations of Investor.  The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Investor on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(b)           Material Adverse Change.  There shall not have been a Material Adverse Change from the date hereof to the Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(c)           Performance of Obligations.  The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(d)           Issuance of Shares.  The Company shall issue the Shares to Investor.

(e)           Issuance of TW Subscription Shares.  Prior to or contemporaneously with the issuance referenced in subsection (d) above, the Company shall issue the TW Subscription Shares to TW pursuant to the terms of the TW Commitment Agreement.

(f)           NASDAQ Qualification.  The Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.  The Class A Common Stock shall not have been delisted on NASDAQ.

(g)           Investor Rights Amendment.  The Company and TW shall have executed and delivered the Investor Rights Amendment and it shall be in full force and effect.

(h)           Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement and it shall be in full force and effect.

(i)           TW Loan Agreement.  The Company and TW shall have executed and delivered the TW Loan Agreement and it shall be in full force and effect.

4.3.           Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Investor contained in this Agreement that are qualified as to materiality shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of Investor contained in this Agreement and in any certificate or other writing delivered by Investor pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(b)           Performance of Obligations.  Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date (including in respect of Section 3.6), and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(c)           Payment of Proceeds.  Investor shall have paid the Proceeds to the Company.

(d)           Issuance of TW Subscription Shares.  The Company shall have issued the TW Subscription Shares to TW.

(e)           Investor Rights Amendment.  Ronald S. Lauder, Investor, RSL Savannah LLC, and RSL Investments Corporation shall have executed and delivered the Investor Rights Amendment.

(f)           Conversion Notice.  The Conversion Notice shall have been duly executed and delivered to the Company and be effective.

ARTICLE V
INDEMNIFICATION

5.1.           Survival of Representations and Warranties.  All representations and warranties under this Agreement shall survive the Closing until the expiration of one (1) year following the Closing Date.  All agreements and covenants contained in this Agreement shall survive the closing indefinitely (except to the extent expressly provided in this Agreement).

5.2.           Indemnification.

(a)           Notwithstanding any investigation at any time made by or on behalf of Investor or any of Investor’s members, officers, directors, employees, agents, Affiliates and representatives (collectively with Investor, the “Investor Indemnified Persons”) or any knowledge (other than the actual knowledge (as demonstrated by the Company) of Ronald S. Lauder or any other directors of the Company who are RSL Related Persons, based on information contained in written materials provided to all similarly situated directors of the Company in the context of their role as directors) or information that any Investor Indemnified Person may now have or hereafter obtain, from and after the Closing Date, the Company shall indemnify, defend and hold harmless the Investor Indemnified Persons against, and shall compensate and reimburse such Investor Indemnified Persons for, any and all losses, liabilities, damages, diminution in value of the Shares (other than diminution in value of the Shares suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii)(x) of this Section 5.2(a)) and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this ARTICLE V (“Losses”) that any Investor Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising directly from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising directly from the breach of any covenant or agreement of the Company contained in this Agreement, or (iii) arising directly from any action, suit, claim, proceeding or investigation instituted against such Investor Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such Investor Indemnified Person, or any other Person (other than the Company) who is not an Affiliate of such Investor Indemnified Person relating to (x) this Agreement or the transactions contemplated by the Company Agreements (except to the extent such action resulted from a breach of such Investor Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such Investor Indemnified Person of state or federal securities laws or any conduct by such Investor Indemnified Person which constitutes fraud) or (y) such Investor Indemnified Person’s execution of the Irrevocable Proxy.

(b)           From and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, Investor shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with Investor Indemnified Persons, the “Indemnified Persons”) against, and will compensate and reimburse such Company Indemnified Persons for, any and all Losses that any Company Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of Investor contained in this Agreement or (ii) arising from the breach of any covenant or agreement of Investor contained in this Agreement and none of the Company Indemnified Persons shall be liable to Investor or any holder of equity securities of Investor for or with respect to any such Losses.

(c)           The parties hereto hereby acknowledge and agree that for purposes of this ARTICLE V, in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.  The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this ARTICLE V on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive the closing and any such applicable expiration date until the final resolution thereof.

(d)           In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by or on behalf of the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse affect on the business or operations of the Indemnified Person.

(e)           Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the Closing, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in this ARTICLE V and (b) the remedies set forth in Section 7.7.

(f)            Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the Losses suffered by Investor Indemnified Person as a result of any breach of any representation or warranty shall be an aggregate amount equal to the Proceeds, provided that the Company will be required to indemnify any Investor Indemnified Person for any breaches of representations and warranties only if such Losses in the aggregate exceed US $200,000 and then only to the extent such Losses exceed such amount.

(g)           Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.  The foregoing shall not limit in any respect any claim based on diminution of value of the Shares.

(h)           Any indemnification of an Indemnified Person by an Indemnifying Party pursuant to this ARTICLE V shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within fifteen (15) Business Days after the determination thereof.

ARTICLE VI
TERMINATION

6.1.           Termination.  This Agreement may be terminated at any time:

(a)           by the mutual written consent of the Company and Investor;

(b)           by either the Company or Investor if the Closing has not occurred on or before February 1, 2013, provided that the right to terminate this Agreement under this clause (b) will not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has been the cause of, or resulted in, the failure of such Closing to occur on or before such date;

(c)           by either the Company or Investor if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(d)           by Investor if the Company shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof; or

(e)           by the Company if Investor shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof.

6.2.           Effect of Termination.  In the event that this Agreement is terminated under Section 6.1, all further obligations of the parties under this Agreement, other than pursuant to this Section 6.2 and ARTICLE VII, and any indemnification obligations pursuant to Article V in respect of an Investor Indemnified Person’s execution of the Irrevocable Proxy, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE VII
DEFINITIONS AND MISCELLANEOUS

7.1.           Definitions.  As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

(a)           “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that Investor and its Affiliates shall not be Affiliates of the Company for purposes of this Agreement.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(b)           “Business Day” ” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

(c)           “Bye-laws” means the Amended and Restated Bye-Laws of the Company, dated as of June 3, 2008.

(d)           “Company Agreements” means, collectively, this Agreement, the Investor Rights Agreement and the RSL Registration Rights Agreement.

(e)           “Company Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act after January 1, 2011.

(f)            “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

(g)           “Conversion Notice” means a notice from each of RSL Investments Corporation, RAJ Family Partners, L.P. and Ronald S. Lauder electing to convert their shares of Class B Common Stock to shares of Class A Common Stock, substantially in the form attached hereto as Exhibit C.

(h)           “General Meeting” means the 2012 annual general meeting of the shareholders of the Company currently scheduled to take place on the date provided in the Company’s preliminary proxy statement with respect thereto at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda at 10 a.m. or any postponement or adjournment thereof.

(i)            “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(j)            “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(k)           “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company, Investor, Ronald S. Lauder, RSL Savannah LLC, RSL Investment LLC and TW, dated as of May 18, 2009, as amended by the Investor Rights Amendment and as it may further be amended from time to time.

(l)            “Investor Rights Amendment” means the amendment to the Investor Rights Agreement in the form attached hereto as Exhibit D.

(m)          “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

(n)           “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to  the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change:  (a) a change in the market price or trading volume of the Class A Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect or Material Adverse Change has occurred); (b) (i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by Investor that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Company at the request or with the express consent of Investor; and (h) with respect to Section 4.2(b) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Company or the Company’s Subsidiaries that is cured before the Closing Date.

(o)           “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a Governmental Entity.

(p)           “Requisite Vote” means the approval of (i) an increase in the number of shares of Class A Common Stock which the Company is authorized to issue and (ii) the transactions contemplated hereby and by the TW Agreements, including the issuance of the Shares, in each case by a majority of the votes cast by the holders of the Class A Common Stock and the Class B Common Stock entitled to vote thereon, voting together as a single class.

(q)           “RSL Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and RSL Capital LLC, as amended.

(r)            "RSL Related Persons" means (i) any employee of Investor or of any Affiliate of Investor and (ii) Kelli Turner and Eric Zinterhofer.

(s)           “SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

(t)           “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(u)           “TW Agreements” means the TW Commitment Agreement, the TW Loan Agreement and the TW Side Letter.

(v)           “TW Commitment Agreement” means that certain Subscription and Equity Commitment Agreement, dated as of the date hereof, by and between the Company and TW.

(w)          “TW Loan Agreement” means that Term Loan Facilities Credit Agreement, dated as of the date hereof, by and among Time Warner Inc., as Administrative Agent, the Company and the Lender Parties thereto from time to time.

(x)            “TW Registration Rights Agreement” means that certain Registration Rights Agreement dated as of May 18, 2009 by and between the Company and TW.

(y)           “TW Side Letter” means that certain letter agreement between the Company and TW dated the date hereof.

(z)           “TW Subscription Shares” means, the Class A Common Stock issued to TW pursuant to Article I of the TW Commitment Agreement.

(aa)         “Voting Agreement” means that certain Irrevocable Voting Deed and Corporate Representative Appointment, by and among RSL Savannah LLC, an Affiliate of TW and the Company, dated as of May 18, 2009, as amended.

7.2.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic

Facsimile:	+420-242-464-483
Attention:	Legal Counsel

with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:	Jeffrey A. Potash
Eric W. Blanchard
Christopher P. Peterson
Facsimile:	(212) 259-6333

if to Investor, to:

c/o RSL Investments Corporation
767 Fifth Avenue, Suite 4200
New York, NY 10153
Attention:	Kelli Turner
Facsimile:	(212) 572-4093

with copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Richard D. Bohm
Facsimile:	(212) 521-7226

7.3.           Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto; provided, however, that Section 2.2(j) (and Section 4.3(a) as it relates thereto), Section 3.6 and Section 7.11 may not be amended, modified, supplemented or waived without the prior written consent of TW.

7.4.           Assignment.  Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that Investor shall be entitled to assign its rights and obligations hereunder to an RSL Permitted Transferee (as defined in the Investor Rights Agreement), provided such RSL Permitted Transferee agrees to be bound by the terms hereof and those of the RSL Registration Rights Agreement and the Investor Rights Agreement.

7.5.           Applicable Law; Consent to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 7.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

7.6.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.

7.7.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such parties are entitled.

7.8.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.9.           Expenses.  Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby, except the Company will pay the reasonable and documented fees and expenses of Investor relating to Consents and Governmental Approvals that the Investor is required to obtain in Bermuda or as a result of the Company being listed on the Prague Stock Exchange or pursuant to the European Commission Council Regulation on the control of concentrations between undertakings (the EC Merger Regulation) or any Laws regulating the ownership of broadcasting assets in the Czech Republic, Slovakia, Romania, Croatia, Bulgaria and Slovenia.

7.10.        Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

7.11.        No Third Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person, other than Indemnified Persons with respect to Article V and as provided in Section 3.6, that is not a party or a successor or permitted assignee of a party to this Agreement.

7.12.        Entire Agreement.  This Agreement, together with the Company Agreements, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

7.13.         Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulations, proclamation, ordinance or by-law includes all statutes, regulations, proclamation, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

7.14.         Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

7.15.         Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ David Sach
Name: David Sach
Title : Chief Financial Officer

[RSL Subscription Agreement – Signature Page]

RSL CAPITAL LLC

By:	/s/ Ronald S. Lauder
Name: Ronald S. Lauder
Title : Sole Member and President

and for purposes of Sections 2.2(j), 3.6 and 7.11 only

/s/ Ronald S. Lauder
Ronald S. Lauder

[RSL Subscription Agreement – Signature Page (cont.)]